Exhibit (h)(11)

AMENDMENT TO ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment dated as of January 1, 2018 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated December 20, 2012, as amended (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the Cognios Market Neutral Large Cap (the “Fund”), a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of January 1, 2018, APPENDIX C (COMPENSATION) of the Agreement is deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Fund

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX C

COMPENSATION

[Redacted]

The parties agree to reevaluate on an annual basis the compensation paid under this Agreement by the Trust on behalf of the Fund to ALPS for the services it performs for the Fund.

Out-of-Pocket Expenses:

All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Funds.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

*	Subject to an annual cost of living adjustment

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